                                   EXHIBIT 10

            Asset Purchase Agreement dated as of July 1, 1997 by and
                     between Stuart Entertainment, Inc. and
                               Power Bingo Corp.

--------------------------------------------------------------------------------



                      ------------------------------------

                            ASSET PURCHASE AGREEMENT

                      ------------------------------------


                                    Between



                           STUART ENTERTAINMENT, INC.
                             a Delaware corporation


                                      and


                               POWER BINGO CORP.
                              a Nevada corporation






                      ------------------------------------

                            Dated as of July 1, 1997

                      ------------------------------------



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


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                                                              ARTICLE I

                                                             DEFINITIONS

Section 1.01.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

                                                              ARTICLE II

                                                          PURCHASE AND SALE

Section 2.01.  Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Section 2.02.  Agreement to Purchase  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Section 2.03.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
Section 2.04.  Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Section 2.05.  Intellectual Property Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                                             ARTICLE III

                                                               CLOSING

Section 3.01.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Section 3.02.  Items to be Delivered at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

                                                              ARTICLE IV

                                                  REPRESENTATIONS AND WARRANTIES OF
                                                                SELLER

Section 4.01.  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 4.02.  Corporate Existence and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Section 4.03.  No Interest in Other Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 4.04.  Validity of Contemplated Transactions, etc.  . . . . . . . . . . . . . . . . . . . . . . .   12
Section 4.05.  No Third Party Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 4.06.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 4.07.  Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Section 4.08.  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 4.09.  Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
Section 4.10.  Books of Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

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Section 4.11.  Existing Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 4.12.  Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 4.13.  Condition of Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
Section 4.14.  Compliance with Law; Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 4.15.  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 4.16.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Section 4.17.  Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Section 4.18.  Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.19.  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.20.  Employee Benefit Plans and Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Section 4.21.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.22.  Real Property and Environmental Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.23.  Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
Section 4.24.  Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.25.  Completeness of Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.26.  No Third-Party Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.27.  Personal Background  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.28.  Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 4.29.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                                              ARTICLE V

                                                    REPRESENTATIONS AND WARRANTIES
                                                             OF PURCHASER

Section 5.01.  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 5.02.  Corporate Power and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Section 5.03.  Validity of Contemplated Transactions, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 5.04.  No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 5.05.  No Notice of Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 5.06.  Disclosure Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 5.07  Completeness of Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                                              ARTICLE VI

                                                       COVENANTS OF THE PARTIES

Section 6.01.  Covenants of the Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Section 6.02.  Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Section 6.03.  Covenants of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

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                                                             ARTICLE VII

                                                      CONDITIONS TO THE CLOSING

Section 7.01.  Reciprocal Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.02.  Conditions to Obligation of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 7.03.  Conditions to Obligation of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                                             ARTICLE VIII

                                                           INDEMNIFICATION

Section 8.01.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 8.02.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 8.03.  Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 8.04.  Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                              ARTICLE IX

                                                         POST CLOSING MATTERS

Section 9.01.  Discharge of Purchased Assets Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 9.02.  Maintenance of Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 9.03.  Payments Received  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 9.04.  Use of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 9.05.  UCC Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 9.06.  Non-Solicitation; Noncompetition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 9.07.  Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 9.08.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 9.09.  Customer Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                                              ARTICLE X

                                                             TERMINATION

Section 10.01.  Grounds for Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 10.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                              ARTICLE XI

                                                          GENERAL PROVISIONS

Section 11.01.  Sales, Transfer and Documentary Taxes, etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.02.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.03.  Contents of Agreement; Parties in Interest; etc . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
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Section 11.04.  Assignment and Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.05.  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.06.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 11.07.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.08.  No Benefit to Others  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.09.  Headings, Gender and "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.10.  Schedules and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.11.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.12.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.13.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.14.  Corporate Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Section 11.15.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

Exhibit A     1996 Distribution Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
Exhibit B     Assignment and Assumption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-1
Exhibit C     Consulting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . C-1
Exhibit D     Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . D-1
Exhibit E     Security Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . E-1
Exhibit F     Form of Opinion of Counsel for Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1
Exhibit G     Form of Opinion of Counsel for Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . G-1

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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), effective as of June 30, 1997 is entered into by and between Stuart Entertainment, Inc., a Delaware corporation ("Purchaser") and Power Bingo Corp., a Nevada corporation ("Seller"). Purchaser and Seller are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         A. Seller is primarily engaged in the business of manufacturing and marketing its proprietary product, namely a handheld electronic bingo unit and associated equipment.

         B. Purchaser and Seller entered into that certain agreement dated April 6, 1996, a copy of which is attached hereto as Exhibit A ("Previous Agreement") regarding the manufacture and marketing of Seller's product in
certain geographic areas.   As defined and identified below, all of the assets,
properties and business operations of Seller to be purchased by Purchaser hereunder are referred to herein as the "Purchased Assets." Such assets, properties and business operations of Seller not desired to be purchased by Purchaser are referred to herein as the "Excluded Assets."

         C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Purchaser desires to purchase the Purchased Assets.

         NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   AGREEMENT
                                   ---------

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. DEFINITIONS. (a) The following terms used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no party to this Agreement shall be deemed to be an Affiliate of any other party to this Agreement (including, without limitation, Seller) solely by reason of its ownership of common stock. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management or operations of such person.

         "Assignment and Assumption Agreement" means the assignment and assumption agreement substantially in the form of Exhibit B attached hereto, to be entered into between the Parties on the Closing Date.

         "Assumed Liabilities" means those liabilities of Seller assumed by Purchaser as set forth in Section 2.04.

         "Business" means the business being conducted as of the date hereof by the Seller.

         "Business Balance Sheet" means the balance sheet of Seller at March 31, 1997.

         "Claim" means any claim by any third party of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment and reassessment.

         "Closing Date" means the date of the Closing, as set forth in Section 3.01.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consulting Agreement" means the Consulting Agreement, substantially in the form of Exhibit C hereto, to be entered into between Purchaser and David Facciani on the Closing Date.

         "Disclosure Schedule" means any and all schedules attached hereto, which describe assets or liabilities, or exceptions, changes or additions to the representations and disclosures, or terms, herein.

         "Distribution Agreements" means those agreements assumed by Purchaser listed on Schedule 2.04.

         "Distributors" means the parties to the Distribution Agreements.

         "Dollars" means U.S. Dollars unless otherwise specified.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, now in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes, or the clean-up or other remediation thereof.

         "Environmental Liabilities" means any and all liabilities of or relating to Seller (including any entity which is, in whole or in part, a predecessor of Seller), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws (including without limitation any matters disclosed or required to be disclosed in the Disclosure Schedule) and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

         "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the business of Seller as currently conducted.

         "Excluded Assets" means the assets listed on Schedule 2.01-B.

         "Excluded Liabilities" means all liabilities of Seller not assigned to and assumed by Purchaser.

         "Gross Income" shall have the meaning set forth in Section 2.02.

         "Hazardous Substances" means any regulated substance, including toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any regulated substance under Environmental Laws.

         "Immediate Family Member" means, with respect to any Person, such Person's spouse, parents, children and siblings.

         "Intellectual Property Right(s)" means any trademark, service mark, trade name and patent (including any registrations or applications for registration of any of the foregoing).

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect or effect which would reasonably be expected to have a Material Adverse Effect on the condition (financial or otherwise), business, assets or results of operations of Seller.

         "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Noncompetition Agreement" means the Noncompetition Agreement substantially in the form of Exhibit D, to be entered into between Purchaser and David Facciani on the Closing Date.

         "Permitted Liens" shall have the meaning set forth in Section 4.12.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Product" means and includes Seller's proprietary electronic handheld bingo devices, associated equipment, the same or similar devices manufactured by or at the direction of Purchaser after the Closing Date, and all handheld electronic bingo devices which are improvements or derivations thereto.

         "Property Rights" means those rights acquired by David Facciani and Barney Fried from Y-Square Ltd. pursuant to that certain agreement dated March 21, 1994, relating to U.S. Patents and Patent Applications referenced in said agreement, which rights have subsequently been transferred to Seller.

         "Purchased Assets" means the assets described in Section 2.01(a).

         "Purchase Price" shall have the meaning set forth in Section 2.03.

         "Security Agreement" means that security agreement, in substantially the form of Exhibit E, to be executed by Purchaser on the Closing Date.

                                   ARTICLE II

                               PURCHASE AND SALE

         Section 2.01. PURCHASE AND SALE OF ASSETS. At the Closing hereunder (as defined in Section 3.01 hereof) and except as otherwise specifically provided in this Section 2.01, Seller shall, effective as of June 30, 1997, grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Purchased Assets.

                 (a) Purchased Assets. The Purchased Assets, which are specifically set forth on Schedule 2.01-A, shall include without limitation the following assets, properties and rights of Seller used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 2.01(b) of this Agreement:

                          (i)     all machinery, equipment, tools, vehicles,
furniture, furnishings, leasehold improvements, goods, and other tangible personal property;

                          (ii)    all supplies and inventories and office and
other supplies on the premises as of the Closing Date (other than office supplies at premises where Purchaser is not assuming lease obligations) or listed in Seller's financial statements;

                          (iii)   to the extent permitted by applicable law,
all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

                          (iv)    all rights under any patent, trademark,
service mark, trade name or copyright, whether registered or unregistered, and any applications therefor, including U.S. Patent No. Des. 353,631, including the right to own and use the name "Power Bingo" and all variations thereof and Seller's rights in and to the Property Rights;

                          (v)     all technologies, methods, formulations, data
bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development;

                          (vi)    all computer software (including documentation
and related object and source codes);

                          (vii)   Seller's right, title and interest to all
rights or causes in action arising out of occurrences after the Closing relating to the Purchased Assets, including without limitation all rights under express or implied warranties, except for those causes of action listed on
Schedule 2.01-B;

                          (viii)  all information, files, records, data, plans,
contracts and recorded knowledge, including customer and supplier lists, in the possession of Seller, related to the foregoing;

                          (ix)    Seller will designate on Schedule 2.01-A
which of the Purchased Assets are owned and which are leased.

                 (b) Excluded Assets. The Excluded Assets shall be those assets listed on Schedule 2.01-B.

         Section 2.02.  AGREEMENT TO PURCHASE.  At the Closing
hereunder, Purchaser shall purchase the Purchased Assets, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Purchase Price. In addition, at the Closing, Purchaser shall assume and agree to pay, discharge or perform the Assumed Liabilities.

         Section 2.03. PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall consist of the following:

                 (a) Two million one hundred thousand dollars ($2,250,000), payable to Seller as follows:

                          (i)     $1,100,000 shall be paid to Seller on the
Closing Date in immediately available funds by wire transfer to an account designated by Seller. The account shall be designated by Seller by notice to Purchaser not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in next day funds to the order of Seller in such amount);

                          (ii)    on the Closing Date, Purchaser shall forgive
a $100,000 promissory note with Seller dated March 7, 1997, together with all interest due thereon;

                          (iii)   $600,000 shall be paid to Seller on or before
January 15, 1998;

                          (iv)    $450,000 shall be paid to Seller on or before
April 15, 1998; and

                 (b) As an additional consideration, Purchaser shall pay or do the following:

                          (i)     For each of the first twelve calendar months
following the month in which the Closing Date occurs, Purchaser shall pay to Seller for each calendar month a sum equal to:

                                  (A)      15% of the Gross Income (as
hereinafter defined) in each calendar month in which the Gross Income is less than $500,000; or

                                  (B)      $75,000 plus 10% of the amount by
which Gross Income exceeds $500,000 in any calendar month in which the Gross Income exceeds $500,000.

                          (ii)    An amount equal to the greater of (a) eight
times the sum of the amounts payable to Seller in (b)(i) above for the tenth, eleventh and twelfth full calendar months after the Closing Date or (b) $1,000,000. As an example, assume Seller is paid the sums of $40,000, $45,000 and $50,000 for the tenth, eleventh and twelfth full calendar months, respectively, under (b)(i) above. Purchaser would pay to Seller the total $1,080,000 (eight times $135,000) as the amount due under this subparagraph
(b)(ii).

                          (iii)   All amounts payable under subsection (b)(i)
above, shall be paid within 30 days after the end of the calendar month in which such Gross Income is earned. The amount payable in (b)(ii) shall be calculated by Purchaser no later than 90 days after the end of the twelfth full calendar month following the Closing Date. The amount owing shall then be paid by Purchaser to Seller in four quarterly payments with the first payment paid within 90 days after the end of the twelfth full calendar month following the Closing Date. Interest shall be payable at 12 percent per annum commencing no later than the 45th day following the close of such twelfth month. Each subsequent payment will be made within ninety days of when the prior payment is payable.

                          (iv)   At any time within 180 days following the
twelfth full calendar month after the Closing Date, Purchaser may exercise an option in lieu of making the payment described in (b)(ii) above to continue to make monthly payments under the formula of subsection (b)(i) for a period equal to the lesser of (a) 72 additional months, or (b) until such time upon written notice to Seller, Purchaser shall pay to Seller a sum paid and calculated in accordance with (b)(ii) above based on the Gross Income of the Purchased Assets for the three full calendar months after receipt of such notice. If Purchaser shall not timely exercise such option, the option shall automatically expire.

         For purposes of this Agreement, "Gross Income" shall be defined as (a) all revenues earned by Purchaser (less a reasonable reserve for bad debt not to exceed 3%) from the rental or lease of Product, less any customary payments to distributors and bona fide agents in the form of commissions, finders fees, such customary payments not to exceed 30% and (b) all amounts received by Purchaser under the Distribution Agreements. Purchaser will pay to Seller the difference between the bad debt reserve and actual receipts, if actual receipts exceed 97% of Gross Income.

         In the event Purchaser acquires another manufacturer or distributor of handheld electronic bingo units, functionally similar (whether or not identical) to the Product ("Acquired Entity"), or agrees to distribute any handheld devices similar to the Product, or Purchaser makes any other handheld electronic bingo device functionally similar to the Product, then the income derived by Purchaser from any and all activities shall be included in the calculation of Gross Income. Notwithstanding the foregoing, payments by customers of any Acquired Entity who where customers of the Acquired Entity on or before the date of its acquisition by Purchaser shall be excluded from the calculation of Gross Income.

         Seller shall have the right to conduct an audit of the books and records of Purchaser used in the calculation of Gross Income. Such audit shall be conducted on Purchaser's premises during normal business hours on no less than ten (10) days advance written notice. In the event that as a result of such audit, the Parties agree (or in the absence of such agreement, by decision of an arbitrator pursuant to Section 11.15 hereof), Purchaser's actual payments to Seller were less than the amount determined by such audit (such calculated shortfall shall be defined as the "Discrepancy"), then Purchaser shall pay Seller the Discrepancy. In the event Purchaser's actual payments to Seller were less than 95% of the amount determined by such audit, Purchaser shall additionally pay Seller all reasonable costs of such audit.

         Purchaser shall use its best efforts to place the handheld units from which Gross Income is derived, at a minimum price of $2.50 per use ("Minimum Rate"), except in those circumstances where (a) Seller agrees to such lower price for a particular installation, or (b) such lower price is necessary to meet the prices of competing units at a particular installation. In the event Purchaser places a unit at less than the Minimum Rate, absent the circumstances outlined above, then Gross Income for such units shall be calculated as if the Minimum Rate had been charged.

         Purchaser's independent public accounting firm shall, as part of Purchaser's normal annual audit, perform such procedures and samplings as may be agreed upon by Purchaser and Seller in order to assess for its accuracy the calculation of Gross Income by Purchaser. In the event that such agreed upon procedures and samplings are at a significant incremental cost to Purchaser, then Seller shall reimburse Purchaser for one-half of such cost. During such time as this Section 2.03(b) is in effect, Purchaser shall provide Seller a copy of its annual report upon Seller's request.

                          (v)     Purchaser shall cancel any outstanding
invoices from Purchaser to Seller for the purchase of Product and reflect such cancellation on its books.

                 (c) In the event that Purchaser receives notice from a state, provincial or federal gaming authority, that one or more of its gaming licenses may be adversely affected by its continued payments to Seller under paragraph (b)(i) and (b)(ii) above, Purchaser may upon written notice to Seller, specify its concern and Purchaser may terminate its obligation to make continuing payments under (b)(i) and (b)(ii) hereof if Seller does not cure the notice, by obligating itself to making a final payment of $1,200,000 in addition to any prior payments made or then owing, which shall excuse the Seller from making any further payments pursuant to paragraph (b)(i) and (b(ii) above. Purchaser shall have the option to make such payment as a lump sum no later than 30 days after such notice or shall make 12 consecutive equal monthly payments commencing on a date no later than 30 days after such notice with interest at 12% per annum. In the event the parties can cure any such adverse effect by excluding the revenue from that jurisdiction from the definition of Gross Revenue and the Seller agrees to such exclusion in writing, then the Purchaser's obligation to continue to make payments under (b)(i), (b)(ii) and (b)(iv), as the case may be, shall continue.

                 (d) Seller may assign its right to the Purchase Price to a single entity; provided that such entity agrees in writing to be bound by all of Purchaser's rights with respect to the payments to be made hereunder including, but not limited to, Section 2.03(d) and Section 8.03(b). In addition, such assignee must also represent in writing to Purchaser that (i) it has not been convicted in a criminal proceeding, is not a named subject of a criminal proceeding which is presently pending (excluding traffic violations and other minor offenses) or is the subject of a criminal investigation, and
(ii) there will be no further assignment of the payments under this Agreement. Notwithstanding the foregoing, Seller may direct Purchaser to make payments due to Seller under Section 2.03(a) to third parties.

         Section 2.04.  ASSUMPTION OF LIABILITIES.

                 (a) In addition to paying the Purchase Price, at the Closing and except as otherwise specifically provided in this Section 2.04, Purchaser shall assume and agree to fully pay, discharge or perform, as appropriate, the liabilities and obligations of Seller set forth on Schedule
2.04 attached hereto and any product liability or similar claim for injury to person or property on or after Closing and which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income (collectively "Product Liability Claims").

                 (b) In no event, however, shall Purchaser assume or incur any liability or obligation under this Section 2.04 or otherwise in respect of any of the following:

                          (i)     except as provided in Section 11.01 herein,
any federal, state or local income or other tax (a) payable with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which either is a member for any period prior to the Closing Date, or (b) incident to or arising as a consequence of the negotiation or consummation by Seller or any member of any affiliated group of which either is a member of this Agreement and the transactions contemplated hereby;

                          (ii)    any liability or obligation under or in
connection with the Excluded Assets;

                          (iii)   any liability or obligation of Seller arising
or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of brokers, finders, counsel, accountants and other experts;

                          (iv)   liabilities or obligations accruing on or
prior to the Closing Date arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease referred to in this paragraph
(iv), including but not limited to liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding any liability arising out of the assignment to Purchaser of such agreements, contracts, commitments or leases in violation of the terms thereof to the extent that the agreement, contract, commitment or lease is listed on any Disclosure Schedule called for by Section 4.17 hereof; or

                          (v)     Environmental Liabilities.

         Section 2.05. INTELLECTUAL PROTECTION. Upon receipt of written authorization from Purchaser and upon such terms contained in the authorization, the Seller or Distributors shall have the right to enforce the Intellectual Property Rights assumed by Purchaser pursuant to Seller's April 1, 1995 agreement from Alan R. Hecht.

                                  ARTICLE III

                                    CLOSING

         Section 3.01. CLOSING. The closing (the "Closing") of the sale and purchase of the Purchased Assets shall take place at the offices of Seller, located at 3858 Carson Street, Suite 127, Torrance, California or such other location as may be mutually agreed upon by Seller and Purchaser, at such time as may be mutually agreed upon by Seller and Purchaser but, in any event, no later than July 3, 1997.

         Section 3.02. ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                 (a)      Seller shall deliver to Purchaser the following:

                            (i)   as necessary by law or contractual
obligations, a signed bill of sale for personal property, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to effect the transfer and assign to, and to vest in, Purchaser all of Seller's right, title and interest in and to the Purchased Assets in accordance with this Agreement, including without limitation, (A) good and valid title in and to all of the Purchased Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Purchased Assets leased by Seller as lessee, based upon the lessor's representations and the delivery of executed leases, and (C) all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Purchased Assets to which Seller is a party or by which it has rights on the Closing Date; and

                           (ii)   copies of all of the agreements, contracts,
commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, legal opinions, rulings issued by governmental entities, original copies of any and all licenses issued by a governmental entity (including transmittal letters and other correspondence to or from each governmental entities issuing such licenses) and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Purchased Assets;

                          (iii)   copies of all corporate proceedings
authorizing or otherwise connected with the transactions contemplated hereby, which documents and instruments shall be in form and substance reasonably satisfactory to Purchaser and Morrison & Foerster LLP, its counsel, and Purchaser shall receive all such counterpart originals or certified or other copies of such documents as it may reasonably request;

                           (iv)   a signed assignment to Purchaser of that
certain License Agreement with Allen Hecht dated April 1, 1995;

                            (v)   a signed assignment to Purchaser of those
certain License and intellectual property rights under Seller's agreement with Bingo Card Minder Corporation, dated February 26, 1997;

                           (vi)   signed counterparts of this Agreement;

                          (vii)   signed counterparts of the Noncompetition
Agreement;

                         (viii)   a signed counterpart of the Assignment and
Assumption Agreement; and

                           (ix)   a signed counterpart of the Consulting
Agreement.

and simultaneously with such delivery, all such steps will be taken as may be required to put Purchaser in actual possession and operating control of the Purchased Assets.

                 (b)      Purchaser shall deliver to Seller the following:

                            (i)   the cash portion of the Purchase Price due at
Closing;

                           (ii)   a signed counterpart of the Consulting
Agreement;

                          (iii)   a signed counterpart of the Assignment and
Assumption Agreement;

                           (iv)   the signed counterparts of this Agreement,
together with an original certified resolution of Purchaser's board of directors approving this Agreement, and the transactions contemplated thereby;

                            (v)   the signed Security Agreement; and

                           (vi)   a signed counterpart of the Noncompetition
Agreement.

                 (c) At or prior to the Closing, the Parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article VII hereof.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                                     SELLER

         Seller hereby represents and warrants to Purchaser that, except as set forth on a Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

         Section 4.01. CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly qualified to do business and is in good standing as a foreign corporation in California. The failure of the Company to be so qualified in any other jurisdiction would not individually or in the aggregate have a Material Adverse Effect on the Business.

         Section 4.02. CORPORATE EXISTENCE AND POWER. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of such Seller as is a party thereto, enforceable against such party in accordance with their respective terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

         Section 4.03. NO INTEREST IN OTHER ENTITIES. Except for interests in the entities described in the Schedule 4.03 (such entities are hereinafter referred to as the "Subsidiaries"), no shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity are included in the Purchased Assets, other than shares of capital stock representing non-controlling interests of less than 5% of the outstanding stock of publicly traded companies obtained by Seller.

         Section 4.04. VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except as set forth in the Disclosure Schedule and except for governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to the Closing Date, the execution, delivery and performance of this Agreement by each Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under: (i) to Seller's knowledge, any existing law, ordinance, or governmental rule or regulation binding upon or applicable to Seller, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller where service of process has been properly made on Seller or has not been resisted, (iii) the charter documents of Seller or any securities issued by Seller, or (iv) to Purchased Assets, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Seller is a party, by which Seller may have rights or by which any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder.

         To Seller's knowledge no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller, except where the failure to receive such authorization, approval or consent or to make such registration or filing would not have a Material Adverse Effect.

         Section 4.05. NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to purchase the Purchased Assets.

         Section 4.06. FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and complete copies of (a) the balance sheets of Seller at December 31, 1995 and 1996, and the related statements of income, cash flow and changes in shareholder equity for the fiscal years then ended, unaudited but compiled by Seller's independent public accounting firm; (b) the balance sheet as of March 31, 1997, as compiled by Seller's independent public accounting firm, consistent with past practice (collectively, the "Financial Statements"). The Financial Statements, including the related notes, present substantially, and in all material respects the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller at the dates indicated and such statements of income, cash flow and changes in shareholder equity fairly present the results of operations, cash flow and changes in shareholder equity of Seller for the periods indicated.

         Section 4.07. INVENTORY. All inventory of Seller used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, reflected on the Business Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business.

         Section 4.08. ABSENCE OF UNDISCLOSED LIABILITIES. To Seller's knowledge, and as relates to the Purchased Assets, Seller has no liabilities or obligations with respect to the Purchased Assets, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                 (a) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed on the Disclosure Schedules; or

                 (b) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the ordinary course of business since the Business Balance Sheet Date.

         For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         Section 4.09. TAX AND OTHER RETURNS AND REPORTS. To Seller's knowledge, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby, all Taxes, including, without limitation, those which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes, there are no tax liens (other than any lien for current taxes not yet due and payable) on the Purchased Assets, and Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

         Section 4.10. BOOKS OF ACCOUNT. The books, records and accounts of Seller maintained with respect to the Purchased Assets accurately and fairly reflect, in material respects, the transactions and the assets and liabilities of Seller with respect to the Purchased Assets. Seller has not engaged in any transaction with respect to the Purchased Assets, maintained any bank account for the Purchased Assets or used any of the funds of Seller in the conduct of the Purchased Assets except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.

         Section 4.11. EXISTING CONDITION. Except as set forth on the Disclosure Schedules, and has occurred in the ordinary course of business, since the Business Balance Sheet Date, Seller with respect to the Purchased Assets has not:

                 (a) incurred any liabilities, or discharged or satisfied any Lien, Claim or encumbrance, or paid any liabilities, or failed to pay or discharge when due any material liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties.

                 (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then;

                 (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (defined in Section 4.12 below);

                 (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value;

                 (e) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise); or

                 (f) entered into any transaction other than as contemplated by this Agreement.

         Section 4.12. TITLE TO PROPERTIES. Except as disclosed on Schedule 4.12, Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which it owns and are included in the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) Liens for current real or personal property taxes not yet due and payable, (ii) Liens disclosed in the Disclosure Schedules, and (iii) Liens that are immaterial in character, amount, and extent, and which do not detract from the value or interfere with the present or proposed use of the properties they affect ("Permitted Liens").

         Section 4.13. CONDITION OF TANGIBLE ASSETS. All facilities, equipment and other material items of tangible property and assets which are included in the Purchased Assets are in good operating condition and repair, subject to normal wear and tear, are useable in the regular and ordinary course of business as conducted by Seller and prior to the Closing and, to Seller's knowledge, conform in all material respects to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties necessary to the operation of the Purchased Assets, except for leased items disclosed in the Disclosure Schedule and for items of immaterial value.

         Section 4.14. COMPLIANCE WITH LAW; AUTHORIZATIONS. Except as set forth on Schedule 4.14, Seller has not received notice and is not aware of any material violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Purchased Assets are subject ("Regulations"), and has no actual knowledge that it is in violation of any Regulations. Seller, to its actual knowledge, owns, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are in any manner necessary for it to conduct the Business as now conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Business, except where the failure to have such Authorizations will not have a Material Adverse Effect. All such Authorizations are listed and described in the Disclosure Schedule. Seller has not received any notice of any claim of default, with respect to any such Authorization. Seller has not had any gaming license revoked, suspended or denied or has withdrawn an application with respect to a gaming license, except as disclosed.

         Section 4.15.  LITIGATION.

                 (a) Except as listed on Schedule 4.15, no litigation, including any arbitration, public investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending against Seller. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may have a Material Adverse Affect on the Purchased Assets or the Business.

                 (b) To Seller's knowledge, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is threatened in writing against Seller which could reasonably be expected to have a Material Adverse Affect.

         Section 4.16. INSURANCE. Seller has furnished to Purchaser a list of, and true and complete copies of, all insurance policies and any fidelity bonds relating to the Purchased Assets. To Seller's knowledge, there is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, except as disclosed in the action (or in connection with such action), known as Power Bingo Corp. v. American International Group. All premiums payable under all such policies and bonds have been paid and Seller has otherwise complied with the material terms and conditions of all such policies and bonds except where the failure to have made payment or to be in full compliance would not reasonably be expected to result in a Material Adverse Effect on the Purchased Assets. To Seller's knowledge, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Seller has not received notice of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

         Section 4.17. CONTRACTS AND COMMITMENTS. Except as set forth in the Disclosure Schedule, Seller is not a party to any written or oral:

                 (a) agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, including any consultant, who is engaged in the conduct of the Purchased Assets involving in any one case $40,000 or more;
                 (b) except for the Previous Agreement, any agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Purchased Assets involving in any one case $40,000 or more;

                 (c) agreement, contract or commitment relating to the Purchased Assets not otherwise listed on the Disclosure Schedule and continuing over a period of more than six months from the date hereof or exceeding in any one case $40,000 or more;

                 (d)      distribution, dealer, representative or
representative or sales agency agreement, contract or commitment relating to the Purchased Assets involving in any one case $40,000 or more;

                 (e) licenses, sublicenses and other similar agreements relating to the Intellectual Property Rights of Seller, where Seller stands as a Licensor or Licensee as the case may be;

                 (f) lease under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located, except for those leases in the ordinary course of business;

                 (g) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Purchased Assets or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Purchased Assets;

                 (h) commitment or agreement for any capital expenditure in excess of $40,000 relating to the Purchased Assets;

                 (i) agreement, contract or commitment limiting or restraining Seller, the Purchased Assets or any successor thereto from engaging or competing in any manner or in any business, nor, to Seller's knowledge, is any employee of Seller engaged in the conduct of the Purchased Assets subject to any such agreement, contract or commitment; or

                 (j) material agreement, contract or commitment relating to the Purchased Assets not made in the ordinary course of business, or any other material long term commitments or arrangements that require the commitment of a material portion of Seller's resources.

         Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed in the Disclosure Schedules in response to this Section, or not required to be listed therein because of the amount thereof, under which Purchaser is to acquire rights or obligations hereunder is valid and enforceable in accordance with its terms; Seller is, and all other parties thereto are, in compliance with the provisions thereof; Seller is not, and no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, to Seller's knowledge no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking contains any contractual requirement with which there is a reasonable likelihood Seller or any other party thereto will be unable to comply. No material written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

         Section 4.18. ADDITIONAL INFORMATION. The Disclosure Schedule contains lists or summary descriptions of each of the following:

                 (a) all inventory, equipment, furniture and fixtures of Seller included in the Purchased Assets as of the Business Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property and, with respect to the leased property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

                 (b) the names and titles of and current annual base salary, hourly rates, or compensation for all employees, consultants and contractors engaged in the conduct of the Purchased Assets, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

                 (c) all names under which Seller has conducted the Business during the last five years.

         Section 4.19. LABOR MATTERS. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Purchased Assets and has not received notice of and does not have actual knowledge of any threatened strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Purchased Assets.
Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress, or to the knowledge of Seller, threatened with respect to any of the employees of Seller.

         Section 4.20. EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS. Schedule 4.20 contains a complete list of all employee benefit plans ("Plan"), whether formal or informal, whether or not set forth in writing, and whether covering one person or more than one person, currently sponsored or maintained by Seller or sponsored or maintained within the last 5 years. For the purposes hereof, the term "Plan" refers to all employee welfare benefit plans within the meaning of
Section 3(1) of ERISA, and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Each Plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Plan in the Disclosure Schedule.

         Section 4.21.  INTELLECTUAL PROPERTY.

                 (a) The Disclosure Schedule contains a list of all material Intellectual Property Rights owned or licensed and used or held for use by Seller which are material to Seller taken as a whole. The Intellectual Property Rights are owned by, or validly licensed to, Seller as indicated in the Disclosure Schedule. Seller (i) has the exclusive right to use such Intellectual Property Rights; (ii) has not conveyed, assigned or encumbered any Intellectual Property Rights so as to interfere in any way with the operation of the Purchased Assets, and (iii) all registrations and filings necessary to preserve the rights of Seller in the Intellectual Property Rights have been made and are in good standing.

                 (b) To Seller's knowledge, Seller is not a defendant and has not been served or resisted service in any pending action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim or infringement of any Intellectual Property Rights, except for claims made by Advanced Gaming Technology, which is described in with specifically on Schedule 4.21(b) to Purchaser. Seller has no actual knowledge of any other such infringement by Seller, and Seller has no actual knowledge of any continuing infringement by any other Person of any Intellectual Property

Rights. To Seller's actual knowledge, no Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to Purchaser.

         Section 4.22.    REAL PROPERTY AND ENVIRONMENTAL LIABILITIES.

                 (a) Seller has valid leasehold interests in all leased real property comprising the Purchased Assets. None of such leasehold interests are subject to any Liens, except:

                          (i)     Liens disclosed on the Statements or
Disclosure Schedules; or

                          (ii)    Liens for taxes not yet due or being
contested in good faith (and for which adequate accruals or reserves have been established on the Interim Balance Sheet); or

                          (iii)   Permitted Liens.

                 (b) To the knowledge of Seller, there are no developments affecting the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such property or assets, or materially interfere with any present use of any such property or assets.

         Section 4.23. ASSETS. Except for the Excluded Assets, the property and assets owned or leased by Seller, or which it otherwise has the right to use, constitute all of the material property and assets held for use or used in connection with the Business, are generally adequate to conduct the Business as currently conducted by Seller.

         Section 4.24. RESTRICTIONS. Seller is not a party to any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which Materially Adversely Affects or materially restricts the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Purchased Assets as presently conducted.

         Section 4.25. COMPLETENESS OF DISCLOSURE. Subject to any applicable qualifications contained in any Disclosure Schedule, certificate, schedule, statement, document or instrument, no representation or warranty by Seller in
Article 4 of this Agreement, nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

         Section 4.26. NO THIRD-PARTY OPTIONs. There are no existing agreements, options, commitments or rights with or to any person to purchase the Purchased Assets.

         Section 4.27. PERSONAL BACKGROUND. The personal background history of David Facciani attached hereto as Disclosure Schedule 4.27 is true and correct as of the date of execution and as of the date of Closing.

         Section 4.28. KNOWLEDGE. The phrase "to Seller's knowledge," means to Seller's actual knowledge or the actual and conscious awareness by David Facciani.

         Section 4.29. NO BROKERS. All negotiations relative to this Agreement have been carried on by Seller it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Purchaser hereby represents and warrants to Seller that:

         Section 5.01. CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 5.02. CORPORATE POWER AND AUTHORIZATION. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as the same may be limited by bankruptcy, moratorium, fraudulent conveyance and similar laws affecting creditors rights generally and to the application of general equitable principles.

         Section 5.03. VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except for governmental permits, authentications, consents and approvals which have been obtained or will be obtained on or prior to the Closing Date, the execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to: (a) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject; (b) any judgment, order, writ injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser; (c) the charter documents or Bylaws of, or any securities issued by, Purchaser; or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound.

         Section 5.04. NO BROKERS. All negotiations relative to this Agreement have been carried on by Purchaser directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.

         Section 5.05. NO NOTICE OF VIOLATION. Purchaser represents and warrants that it has not received notice from any gaming agency of any potential gaming law violation that would trigger the provisions of Section 2.03(c). As of the Closing, Purchaser does not have notice from a third party of any facts which would provide the basis for a claim by Purchaser under Article VIII.

         Section 5.06. DISCLOSURE SCHEDULES. Purchaser has received and reviewed each of the written agreements identified by date and by party on the Disclosure Schedules.

         Section 5.07. COMPLETENESS OF DISCLOSURE. Subject to any applicable qualifications contained in any certificate, schedule, statement, document or instrument, no representation or warranty by Purchaser in Article 5 of this Agreement, nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Seller pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         Section 6.01.  COVENANTS OF THE PARTIES.

                 (a) Best Efforts. Subject to the terms and conditions of this Agreement each of the Parties will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

                 (b) Certain Filings. Each of the Parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                 (c) Access; Cooperation. Through the Closing, Seller shall make available for inspection by Purchaser or the agents or representatives of Purchaser, during normal business hours and upon reasonable notice (i) all premises utilized by Seller in the conduct of (ii) all books of account, contracts and other documents relating to or constituting a part of the Purchased Assets, (iii) the key management personnel of Seller, (iv) financial and operating data relating to the Purchased Assets, and (v) such further information with respect to the Purchased Assets, as Purchaser, from time to time, shall reasonably request, provided that such access shall not interfere with the normal business operations of Seller.

                 (d) Notice of Certain Events. If prior to Closing, either Purchaser, on the one hand, or Seller, on the other hand, shall acquire knowledge of any fact, law or circumstance which would be required to be disclosed by such party to avoid a breach of its representations and warranties contained in this Agreement, then such party shall immediately disclose such fact, law or circumstance to the other party.

                 (e) Exclusivity. Seller will not directly or through agents, representatives or other affiliated parties (and President will not cause or permit any of Seller to), after the date hereof and prior to closing or termination of this Agreement, whichever is earlier, (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (i) liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) acquisition or purchase of securities or assets, or (iv) similar transaction or business combination involving Seller or the Purchased Assets or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, except that Seller may repurchase stock from its shareholders or otherwise resolve claims with its shareholders.

                 (f) Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 6.02.  COVENANTS OF SELLER.

                 (a) Conduct of Business Until Closing Date. From the date of this Agreement through the Closing Date except with the prior written consent of Purchaser, Seller shall conduct the Business in the ordinary course and consistent with past practices and use its best efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees and preserve the goodwill and business relationships with suppliers, customers and others having business relationships with it. Without limiting the generality of the foregoing, Seller shall:

                          (i)     refrain from changing, in any material
respect, any of its business policies relating to the Business;

                          (ii)    maintain and keep the Purchased Assets in
good repair, working order and condition consistent with past practices and current use (except for obsolescence, ordinary wear and tear and damage due to casualty);

                          (iii)   perform, in all material respects, all of its
obligations under all contracts, leases and any and all other agreements relating to or affecting the Purchased Assets except where the failure to so perform would not have a Material Adverse Effect;

                          (iv)    not cause nor permit to occur any of the
events or occurrences described in Section 4.12 hereof.

                          (v)     comply, in all material respects, with all
laws, ordinances, rules, regulations and orders applicable to the Business, or Seller's operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the Purchased Assets, consistent with past practices;

                           (vi)   refrain from

                                  (A)      directly or indirectly, selling or
encumbering all or any of the Purchased Assets, other than in the ordinary course of business, or initiate or participate in any discussions or negotiations or enter or any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Purchased Assets to any third party other than in the ordinary course of business;

                                  (B)      except as specifically contemplated
by this Agreement or as otherwise consented to in writing by Purchaser, Seller shall not adopt, enter into, amend in any respect, or terminate, any Plan or any other employee benefit plan, program or arrangement of general applicability, except as required by law;

                                  (C)      except with the prior written
consent of Purchaser, which consent shall not be unreasonably withheld, entering into any agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any tax return or the payment or assessment of any tax, governmental charge, payment or deficiency;

                                  (D)      shall not directly or indirectly,
sell or encumber all or any of the Purchased Assets, other than in the ordinary course of business consistent with past practice, or initiate or participate in any discussions or negotiations or enter or any agreement to do any of the foregoing. Seller shall not provide any confidential information concerning the Purchased Assets to any third party other than in the ordinary course of business.

                 (b) Seller shall use its best efforts to conduct the Business in such a manner that upon the Closing Date the representations and warranties of Seller contained in this Agreement shall be true, except as specifically contemplated by this Agreement, as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use its best efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date.

                 (c) Seller shall be responsible for providing continuation coverage and notice under ERISA Section Section 601-609 ("COBRA") for Seller's employees or consultants that do not accept employment with Seller. The Parties agree that Seller shall assume all such responsibility.

                 (d) Seller agrees to affirmatively cooperate with Purchaser in connection with Purchaser's application for the transfer, renewal or issuance of any permits, licenses, approvals or other authorizations of or pertaining to the Business or Purchaser's business and operations or to satisfy any regulatory requirements involving the Business or to Purchaser's business and operations.

         Section 6.03.  COVENANTS OF PURCHASER.

                 (a) No later than the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, those persons employed in the Business as of the Closing Date listed on Schedule 6.03 (the "Employees") on generally the same terms and conditions and with the same benefits as similarly situated employees of Purchaser are eligible for or entitled to; provided, however that the first 30 days of such employment may be through a temporary agency for administrative purposes. Seller shall terminate effective as of the Closing Date all employment or consulting agreements it has with any of Employees.

                 (b) Unless and until the Closing has been consummated, Purchaser will hold, and shall cause their counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence and not use any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Purchased Assets (collectively, the "Confidential Information") using the same standard of care to protect the Confidential Information as is used to protect Purchaser's confidential information; provided, however, that Purchaser may use and include Confidential Information in connection with the preparation and filing of any registration statement or periodic report by Purchaser pursuant to the 1993 Act and the 1934 Act and in a prospectus prepared in connection with an underwritten public offering. Notwithstanding anything herein to the contrary, the term "Confidential Information" and the obligations of non-disclosure, confidentiality and non-use relating thereto shall not include any information or data which: (i) is or becomes known to the general public through no action or fault of Purchaser; (ii) can be conclusively proven to have been known to Purchaser prior to the execution of the Parties' Letter of Intent, as evidenced by the written records of Purchaser provided that disclosure of such written record shall be in compliance with any obligations of confidentiality to a third party; (iii) is or becomes known to Purchaser from a third party not having a confidential relationship with Seller respect hereto; or (iv) is developed by employees, agents or consultants of Purchaser independently of and without reference to any Confidential Information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees that it shall either (i) return or cause to be returned to Seller, or (ii) destroy all written materials and all copies thereof that were supplied to Purchaser by Seller and that contain any such Confidential Information. The confidentiality obligations of Purchaser in this Section 6.03(c) are subject to the disclosure obligations of Purchaser under federal and state securities laws and requirements of any exchange on which the Purchaser's securities are or may be listed.

                                  ARTICLE VII

                           CONDITIONS TO THE CLOSING

         Section 7.01. RECIPROCAL CONDITIONS PRECEDENT. The obligations of each of the Parties to consummate the Closing are subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part) by each, of each of the following conditions on or prior to the Closing Date:

                 (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) make the consummation of the transactions contemplated hereby illegal; or (ii) prohibit the consummation of the Closing.

                 (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the transactions contemplated hereby or the consummation of the Closing shall have been taken, made or obtained.

                 (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the transaction contemplated hereby, by any court, government or governmental authority or agency, domestic or foreign, that, in the reasonable judgment of Purchaser or Seller could, directly or indirectly, result in any of the consequences referred to above.

         Section 7.02. CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the Closing is subject to and shall be conditioned upon the satisfaction by Seller, or waiver by Purchaser (in whole or part), of each of the following conditions on or prior to the Closing Date:

                 (a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing Date.

                 (b) The representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 (c) Purchaser shall have received a copy of resolutions duly adopted by the Board of Directors of Seller authorizing and approving the sale of the Purchased Assets and performance by Seller of its obligations hereunder and the other documents and instruments to be executed in connection herewith, certified as true and correct on the Closing Date by Seller's secretary or assistant secretary.

                 (d) Purchaser shall have received a certificate from the Chief Executive Officer of Seller dated as of the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 7.02(a) and 7.02(b) hereof have been fulfilled. Purchaser hereby acknowledges that the execution of such certificate shall not create additional liability for the signatories therein in addition to that which arises out of the terms of this Agreement.

                 (e) Doty & Sundheim, counsel for Seller, shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of Exhibit F hereto.

                 (f) There shall not be a material adverse change in the business, operations, assets, properties or condition, financial or otherwise, of the Purchased Assets, whether or not arising in the ordinary course of business, since the Interim Balance Sheet Date.

                 (g) Purchaser shall have received the Noncompetition Agreement signed by David Facciani.

                 (h) Purchaser shall have received the Assignment and Assumption Agreement signed by Seller.

         Section 7.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to and shall be conditioned upon the satisfaction, or waiver (in whole or part), of each of the following conditions on or prior to the Closing Date:

                 (a) Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

                 (b) The representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                 (c) Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 7.03(a) and 7.03(b). Seller hereby acknowledges that the execution of such certificate shall not create any additional liability for the signatories thereon in addition to that which arises under the terms of this Agreement.

                 (d) Morrison & Foerster LLP, counsel for Purchaser, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit G hereto.

                 (e) Seller shall have received the Security Agreement signed by Purchaser.

                 (f) Seller shall have received the Noncompetition Agreement signed by Purchaser.

                 (g) Seller shall have received the Consulting Agreement signed by Purchaser.

                 (h) Seller shall have received the Assignment and Assumption Agreement signed by Purchaser.

                                  ARTICLE VIII

                                INDEMNIFICATION

         Section 8.01. SURVIVAL. The covenants, agreements, representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one (1) year after the Closing ("Survival Period"). Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the end of the Survival Period, provided that the Party giving notice must commence indemnification or arbitration proceedings within 90 days of giving notice of the claim.

         Section 8.02.  INDEMNIFICATION.

                 (a) Seller hereby indemnifies Purchaser and their respective Affiliates, partners, officers, directors, employees and agents (the "Purchaser Indemnities") against and agree to hold them harmless from any and all damage, loss, liability, claim, assessment, audit, fine, judgment, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser Indemnities arising out of (i) any misrepresentation or breach of warranty of Seller, or breach of covenant or agreement made or to be performed by Seller to this Agreement; (ii) any and all liabilities and obligations of Seller of any nature whatsoever, except for the obligations and liabilities of Seller which are specifically assumed by Purchaser pursuant to this Agreement, provided that the provisions of this Section 8.02(a)(ii) shall be in full force and effect for a period of one (1) year after the Closing.

                 Seller shall not be liable under this Section 8.02 unless the aggregate amount of Damages with respect to all matters referred to in this
Section 8.02 exceeds $50,000 (the "Floor") and then only to the extent of such excess up to a total of $550,000 ("Damage Cap"). Notwithstanding the above, the Damage Cap will not apply in the event that Purchaser incurs or suffers Damage as a result of the fraudulent acts of Seller and further provided that the Floor will not apply to Damages with respect to Section 4.29. Further, any Damages that may be suffered by Purchaser as a result of the fraudulent acts of Seller or as breach of Section 4.29 will not be subject to or included in the calculations as to whether Seller has met its obligations under the Damage Cap.

         This Article VIII shall serve as Purchaser's sole remedy for any breach of Seller's covenants, agreements, representations or warranties contained in Article IV and Sections 6.02(a) and (b).

                 (b) Purchaser hereby indemnifies Seller and its respective Affiliates, partners, officers, directors, employees and agents (the "Seller Indemnities") against and agrees to hold them harmless from any and all Damages incurred or suffered by Seller Indemnities arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement; (ii) any and all Damages incurred or suffered from and after Closing Date by Seller Indemnities from liabilities and obligations of Seller which have been specifically assumed by Purchaser; and (iii) from Claims arising out of or in any manner connected to the Purchased Assets or Assumed Liabilities that are caused by any actions or inaction by the Purchaser after the Closing Date.

         Section 8.03.  PROCEDURES FOR INDEMNIFICATION.

                 (a) The party seeking indemnification hereunder (the "Indemnitee") shall notify (the "Indemnity Notice") the party against whom indemnity is sought (the "Indemnitor") promptly; in the case of third-party claims, such notice shall in any event be given within 20 days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify the Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim. If the Indemnitor shall assume the defense of the claim, the Indemnitor shall have the right and obligation (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other required steps or proceedings to settle or defend any such claims with Indemnitees' consent, which shall not be unreasonably withheld, and (iii) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitee concludes that a potential conflict exists, whether or not Indemnitor and Indemnitee are both parties, the Indemnitee shall have the right to employ its own counsel in such action, and, in such event, the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that any such settlement shall be subject to the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. Within 10 days after final determination with respect to a third party claim, the Indemnitor shall pay to the Indemnitee the amount of Damages incurred by Indemnitee in respect of which indemnity may be sought pursuant to this Section 8.03 provided that the Indemnitor has not disputed the amount of or substance of the claim described in the Indemnity Notice. In the case of a non-third party claim, and subject to the provisions of Section 8.03(b) hereof, payment of Damages incurred by the Indemnitee shall be made by the Indemnitor within 10 days after receipt of the Indemnity Notice by Indemnitor, provided that the Indemnitor has not disputed the amount of or substance of the claim described in the Indemnity Notice.

                 (b) If Seller has not disputed the amount or substance of the claim described in the Indemnity Notice, and as long as the obligations of Purchaser to make payments to Seller under this Agreement are outstanding, all payments for Damages may, at the option of Purchaser be satisfied by an offset against the outstanding obligations, if any, in favor of Seller.

                 (c) A final determination of the validity of a disputed claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed, (ii) award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set such award aside has elapsed, (iii) a written agreement as to the termination of the dispute with respect to the validity of such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgment of the Indemnitor that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a disputed claim as shall be approved by the Parties. The final determination of the amount of Damages to be indemnified, including attorney's fees and costs, will be by agreement of the parties or by decision of the arbitrator under Article XI.

                 (d) In the event the Indemnitee is covered by insurance for a loss which is the subject of indemnification, the Indemnitor shall be entitled to a credit against the Indemnitor's obligation in the amount of the actual amount of insurance proceeds received by Indemnitee. The amount of any such offset shall be remitted to the Indemnitor. Nothing in this
Section 8.03(d)(iv) shall act to delay the payment of Damages hereunder.

         Section 8.04.  EQUITABLE RELIEF.   In the event of a breach or
threatened breach by Seller of Section 9.06 hereof regarding noncompetition and nonsolicitation, Seller hereby consents and agrees that Purchaser shall be entitled to an injunction or similar equitable relief restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Seller under any such provision, if Purchaser can make a legally sufficient showing of entitlement thereto, but without the necessity of showing any actual damage or that money damages would not afford an adequate remedy. Nothing herein shall be construed as prohibiting or limiting Purchaser from pursuing any other remedies at law or in equity which it may have. The provisions of this Section
8.04 shall not be deemed to waive any requirement for a bond or other security nor to constitute an acknowledgment of any requirement for a bond or other security.

                                   ARTICLE IX

                              POST CLOSING MATTERS

         Section 9.01. DISCHARGE OF PURCHASED ASSETS OBLIGATIONS. From and after the Closing Date Seller shall pay and discharge, in accordance with past practice, all obligations and liabilities incurred prior to and on the Closing Date in respect of the Purchased Assets, its operations or the assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Purchased Assets.

         Section 9.02. MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to the Purchased Assets prior to the Closing Date. In the event Purchaser exercises its payment option under Section 2.03(b)(iv), it shall maintain such records until the eighth anniversary of the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and
(ii) the books of account and records of such party, but only to the extent relating to the Purchased Assets and Product including the location of Product, the amount of Product manufactured or in use, and other records relating to the calculation of Gross Income, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through source other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

         Section 9.03. PAYMENTS RECEIVED. Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, whether pursuant to this Agreement, the Previous Agreement or otherwise, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.

         Section 9.04. USE OF NAME. Within ninety (90) days of the Closing Date, Seller shall file all such documents as may be required to change Seller's name on that date to another name bearing no similarity to including but not limited to a name change amendment with the Secretary of State of Nevada and an appropriate name change notice for each state where Seller is qualified to do business and shall present evidence of such filing to Purchaser on such date.

         Section 9.05. UCC MATTERS. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets to Purchaser. In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Purchased Assets to Purchaser, including any necessary assignments of financing statements.

         Section 9.06. NON-SOLICITATION; NONCOMPETITION. Seller acknowledges and recognizes at all times for a period of five years subsequent to the Closing Date:

                 (a) That Seller will not directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, organization, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with any business or enterprise engaged in a business the same as or similar to the Business of Seller as of the Closing Date, except as a holder of fewer than 5% of the outstanding shares or other equity interests of a company whose shares or other equity interests are registered under the 1934 Act.

                 (b) That Seller will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Seller is prohibited from engaging by this Section 9.06 or to terminate his employment with Purchaser or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by Purchaser or any of its affiliates unless such person shall have been terminated without cause or ceased to be employed by any such entity for a period of at least 12 months.

                 (c) That Seller will not use or permit its or his name to be used in connection with any business or enterprise engaged in the business the same as or similar to Seller's Business.

                 (d) That Seller will not make any public statement, make any unprovoked statements to regulatory agencies, nor take any such actions where the primary purpose of such public statement, unprovoked statement or action is intended to (i) impair the goodwill or the business reputation of Purchaser or any of its Affiliates or (ii) benefit a competitor of Purchaser or to be otherwise detrimental to the material interests of Purchaser.

                 (e) That Seller will not (i) disclose any customer lists or any part thereof to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; (ii) assist in obtaining any of Purchaser's customers for any other similar business; (iii) encourage any customer to terminate, change or modify its relationship with Purchaser; or
(iv) solicit or divert or attempt to solicit or divert Purchaser's customers.

                 (f) Purchaser shall have the right, subject to applicable law, to inform any other third party that Purchaser reasonably believes to be, or to be contemplating participating with Seller or receiving from Seller in violation of this Agreement and of the rights of Purchaser hereunder, and that participation by any such third party with Seller in activities in violation of this Section 9.06 may give rise to claims by Purchaser against such third party.

         The primary purpose of this Section 9.06 is Purchaser's legitimate interest in protecting its economic welfare and business goodwill. Purchaser and Seller further agree that this covenant shall in no way be construed as a mere limitation on competition nor shall it be construed as a restraint on Seller's right to engage in a common calling.

         It is expressly understood and agreed that although the Parties consider the restrictions contained in this Section 9.06 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 9.06 is an unenforceable restriction against Seller, the provisions of this Section
9.06 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         Section 9.07. THIRD PARTY CONSENTS. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization or other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person, which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, that Purchaser hereby agrees to indemnify Seller and its Affiliates, partners, officers, directors, shareholders, representatives, employees and agents against and agrees to hold them harmless from any and all Damages incurred or suffered by them arising out of Seller's actions taken as Purchaser's agent pursuant to this Section 9.07.

         Section 9.08. FURTHER ASSURANCES Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

         Section 9.09. CUSTOMER PAYMENTS. All customer payments received by Purchaser after the Closing Date will be applied first to Seller's account receivable under the Previous Agreement, regardless of how designated by the customer, and shall be promptly paid by Purchaser to Seller.

                                   ARTICLE X

                                  TERMINATION

         Section 10.01. GROUNDS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:

                 (a)      by mutual written agreement of Seller and Purchaser;

                 (b) by Purchaser or Seller, respectively, by reason of the failure of a condition to Closing under Sections 7.01 and 7.02 as to Purchaser, and Sections 7.01 and 7.03 as to Seller (unless the failure of a condition to Closing results primarily from the actions or intentional inaction of the Party terminating the Agreement).

                 (c) by Purchaser or Seller if the Closing shall not have occurred by July 31, 1997, unless such time shall be extended by the mutual written consent of Purchaser and Seller.

         The Party desiring to terminate this Agreement shall give notice of such termination to the other Party.

         Section 10.02. EFFECT OF TERMINATION. In the event of the termination and abandonment hereof pursuant to the provisions of Section 10.01, this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their directors or officers or stockholders in respect of this Agreement. The provisions of Sections 6.03(b) and 11.02 shall survive indefinitely any termination hereof pursuant to Section 10.01.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         Section 11.01. SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. Purchaser shall pay all federal, state or local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale, use or transfer of the Purchased Assets in accordance herewith whether imposed by law on Seller or

Purchaser and Purchaser shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such sales, documentary and other transfer taxes or the filing of or failure to file any reports required in connection therewith.

         Section 11.02. EXPENSES. Except as otherwise provided in this Agreement, Purchaser and Seller shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         Section 11.03. CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         Section 11.04. ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the assigns, or successors and assigns of Seller and Purchaser.

         Section 11.05. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         Section 11.06. NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or by nationally recognized courier or sent via facsimile, or by registered or certified mail, postage prepaid, as follows:

         If to Purchaser, to:

         Stuart Entertainment, Inc.
         3211 Nebraska Avenue
         Council Bluffs, IA  51501
         Attention: President
         Telephone:       (712) 323-1488
         Facsimile:       (712) 323-3215

         With a required copy to:

         Morrison & Foerster LLP
         370 17th Street
         Suite 5200
         Denver, CO  80202
         Attention:  Warren L. Troupe, Esq.
         Telephone:       (303) 592-1500
         Facsimile:       (303) 592-1510

         If to Seller, to:

         Power Bingo Corporation
         4335 South Industrial Road
         Suite 430
         Las Vegas, Nevada 89103
         Attention:  President
         Telephone:       (702) 597-5050
         Facsimile:       (702) 736-7987

         With a required copy to:

         David M. Fried
         214 Grant Avenue
         Suite 400
         San Francisco, CA  94108
         Telephone:       (415) 248-3880
         Facsimile:       (415) 986-1730

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, upon confirmation of facsimile or five (5) days after mailing.

         Section 11.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

         Section 11.08. NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VIII hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         Section 11.09. HEADINGS, GENDER AND "PERSON." All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

         Section 11.10. SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Disclosure of information by Seller on any one Schedule shall be deemed full and complete disclosure by Seller of such information on all other Schedules and Exhibits and for all other purposes under this Agreement.

         Section 11.11. SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         Section 11.12. COUNTERPARTS. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties transmitting the same by facsimile transmission. Counterparts with original signatures shall be provided to the other party within five (5) days after the applicable facsimile transmission, provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. If executed in counterparts, the Agreement will be as effective as if simultaneously executed.

         Section 11.13. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Any reference to any federal, provincial, municipal or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         Section 11.14. CORPORATE ACTION. All waivers by Purchaser and Seller hereunder shall be authorized by their respective Board of Directors. Any action by the Board of Directors of Purchaser and Seller shall be evidenced by the certificate of its Secretary or Assistant Secretary.

         Section 11.15. ARBITRATION. All disputes under this Agreement, shall be settled by arbitration before a single arbitrator in Los Angeles, California pursuant to the commercial rules of the American Arbitration Association (the "Association"). Arbitration may be commenced at any time by any party hereto by giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 11.15. The arbitrator shall be selected by the joint agreement of Seller and Purchaser, as appropriate, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim or any defense was substantially unjustified, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such claim, defense or objection.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer or person as of the day and year first above written.

                                        PURCHASER:

                                        STUART ENTERTAINMENT, INC.,
                                        a Delaware corporation

                                        By: /s/ Timothy R. Stuart
                                           -------------------------------------
                                           Timothy R. Stuart, President


                                        SELLER:

                                        POWER BINGO CORP.,
                                        a Nevada corporation

                                        By: /s/ David Facciani
                                           -------------------------------------
                                           David Facciani, President